Filed pursuant to Rule 433
Registration No. 333-171806

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES E
$1,000,000,000
0.80% SENIOR NOTES, DUE OCTOBER 30, 2015
FINAL TERM SHEET
DATED OCTOBER 25, 2012

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	0.80% Senior Notes, due October 30, 2015

Expected Ratings1:	Aa3 / AA- / AA (Stable / Negative / Stable)

Principal Amount:	$1,000,000,000

Issue Price:	99.976%

Trade Date:	October 25, 2012

Settlement Date (T+3):	October 30, 2012

Maturity Date:	October 30, 2015

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	0.80% coupon

Treasury Benchmark:	0.250% UST due October 15, 2015

Treasury Benchmark Price:	99-14 ¾%

Treasury Yield:	0.433%

Re-offer Spread to Treasury Benchmark:	T + 37.5 bps

Re-Offer Yield:	0.808%

Fees:	0.15%

Interest Payment Dates:	Semi-annually on each April 30 and October 30, beginning April 30, 2013

Payment Convention:	Unadjusted following business day convention

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78008SPH3 / US78008SPH30

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Goldman, Sachs & Co. nabSecurities, LLC

Co-Managers:
ANZ Securities, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
J.P. Morgan Securities LLC
National Bank of Canada Financial Inc.
SG Americas Securities, LLC
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Goldman, Sachs & Co. toll free at 1-866-471-2526 or nabSecurities, LLC toll free at 1-877-377-5480.